Exhibit 10.3

NEWMONT
SENIOR EXECUTIVE COMPENSATION PROGRAM

(Effective January 1, 2017)

NEWMONT

SENIOR EXECUTIVE COMPENSATION PROGRAM

(Effective January 1, 2017)

PURPOSE

This Senior Executive Compensation Program includes the Restricted Stock Unit Bonus program, Performance Leveraged Stock Bonus program and thePersonal Bonus for the eligible Employees.  This program is a restatement of the Senior Executive Compensation Program effective on January 1, 2016.  The purpose of the Restricted Stock Unit Bonus program and the Performance Leveraged Stock Bonus program is to provide eligible Employees a direct interest in the success of the operations of Newmont Mining.  The purpose of the Personal Bonus is to provide eligible Employees additional incentive to meet strategic objectives.  The eligible Employees will be rewarded in accordance with the terms and conditions described below.

This program is intended to be a program described in Department of Labor Regulation Sections 2510.3‑1(b) and 2510.3-2(c) and shall not be considered a plan subject to the Employee Retirement Income Security Act of 1974, as amended.

I.     DEFINITIONS

The capitalized terms used in this compensation program shall have the same meaning as the capitalized terms in the Section 16 Officer and Senior Executive Annual Incentive Compensation Program (“AICP”), unless otherwise defined or stated herein.  The following terms used in this compensation program shall have the meanings set forth below.

1.1       “Change of Control Price” means the price per share of Common Stock offered to a holder thereof in conjunction with any transaction resulting in a Change of Control on a fully-diluted basis (as determined by the Leadership Development and Compensation Committee as constituted before the Change of Control, if any part of the offered price is payable other than in cash), or, in the case of a Change of Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of a share of Common Stock on any of the 30 trading days immediately preceding the date on which such Change of Control occurs.

1.2       “Common Stock” means the $1.60 par value common stock of Newmont Mining.

1.3       “Extended Performance Period” means three calendar years over which the Leadership Development and Compensation Committee will calculate and determine the Performance Leveraged Stock Bonus.

1.4       “Fair Market Value” has the meaning given such term in the 2013 Stock Incentive Compensation Plan.

1.5       “Performance Leveraged Stock Bonus” means the bonus payable to an eligible Employee in the form of Common Stock under this compensation program with respect to an

Extended Performance Period (or portion thereof as provided in Section 4.4) and is calculated as described in Section 4.2.

1.6       “Performance Period” means the calendar year over which the Leadership Development and Compensation Committee will calculate and determine the Personal Bonus and the Restricted Stock Unit Bonus.

1.7       “Performance Stock” means the right to receive from Newmont Mining Common Stock or restricted stock units under terms and conditions defined in a restricted stock unit or other award agreement, as determined by the Leadership Development and Compensation Committee.

1.8       “Relative Total Shareholder Return” means Newmont Mining’s total shareholder return, defined as the change in the closing price of a share of Common Stock, with cash dividends paid, over the Extended Performance Period, as compared to the total shareholder return, with cash dividends paid, of an index of peer companies selected and determined by the Leadership Development and Compensation Committee. The Leadership Development and Compensation Committee retains authority to make adjustments for extraordinary events affecting the calculations.

1.9       “Personal Bonus” means the cash bonus payable to an eligible Employee based on the individual contribution of such eligible Employee to achievement of the Corporation’s strategic objectives during the Performance Period, as set forth in Section 5.1 (or portion thereof as provided in Section 5.2).

1.10      “Restricted Stock Unit Bonus” means the bonus payable to an eligible Employee in the form of restricted stock units under this compensation program annually (or portion of a year as provided in Section 3.2), which shall be determined by dividing the eligible Employee’s Target Restricted Stock Unit Bonus by Fair Market Value, on the date of grant of the Restricted Stock Unit Bonus.  The restricted stock units granted as a Restricted Stock Unit Bonus shall have terms and conditions, and shall be subject to such restrictions as defined by the Leadership Development and Compensation Committee.

1.11      “Retirement” means Normal Retirement or Early Retirement both as defined in the Pension Plan of Newmont Mining (or any successor plan), regardless of the relevant Employee’s participation in the Pension Plan of Newmont Mining (or any successor plan).  Retirement under the Pension Plan of Newmont Mining is more specifically described as:

If a participant under:	You qualify if:
Final Average Pay	- You are age 55 and have 10 years of service - You are age 62
Stable Value Plan	- Age 65

1.12      “Target Performance Leveraged Stock Bonus” means the number of shares of Common Stock equivalent to the percentage of base salary (for calculation purposes, base salary shall be the applicable base salary of the Employee as of March 1 (or the effective date of the annual merit compensation process if different than March 1) for the year in which the target number of shares is calculated) set by the Leadership Development and Compensation

Committee which is set forth in Appendix C, using the average closing price of Common Stock for the first 25 trading days on the New York Stock Exchange of the calendar year of the Extended Performance Period.  For the Chief Executive Officer, the Target Performance Leveraged Stock Unit Bonus means the number of shares of Common Stock equivalent to the dollar value set forth in Appendix C.

1.13      “Target Restricted Stock Unit Bonus” means the percentage of base salary (for calculation purposes, base salary shall be the applicable base salary of the Employee as of March 1 (or the effective date of the annual merit compensation process if different than March 1) for the year in which the target number of shares is calculated) set by the Leadership Development and Compensation Committee which is set forth in Appendix A.  For the Chief Executive Officer, the Target Restricted Stock Unit Bonus means the dollar value set forth in Appendix A.

1.14      “Terminated Eligible Employee” for purposes of the Performance Leveraged Stock Bonus, means executive grade level Employee of a Participating Employer at grade level E-4 or above during the relevant Extended Performance Period, who terminates employment with Newmont Mining and/or a Participating Employer as provided in Section 4.4.  “Terminated Eligible Employee” for purposes of the Personal Bonus shall have the same meaning as in the AICP.

1.15      “2013 Stock Incentive Compensation Plan”  means the Newmont Mining Corporation 2013 Stock Incentive Compensation Plan (or any successor plan), as amended from time to time.

II. ELIGIBILITY

All executive grade level Employees of a Participating Employer at grade level E-4 or above, are eligible to receive a Performance Leveraged Stock Bonus and Personal Bonus under this compensation program, provided (i) they are on the payroll of a Participating Employer as of the last day of the relevant Performance Period for the Personal Bonus or Extended Performance Period for the Performance Leveraged Stock Bonus, and at the time the award is granted, or (ii) they are a Terminated Eligible Employee with respect to such Performance Period for the Personal Bonus, or Extended Performance Period for the Performance Leveraged Stock Bonus.  All executive grade level Employees of a Participating Employer at grade level E-4 or above are eligible to receive a Restricted Stock Unit Bonus under this compensation program, provided they are on the payroll of a Participating Employer at the time the award is granted.  Eligible Employees who are on short‑term disability under the Short‑Term Disability Plan of Newmont, or a successor plan, or not working because of a work‑related injury as of the last day of the Performance Period for Personal Bonus, or Extended Performance Period for the Performance Leveraged Stock Bonus, but are still on the payroll of a Participating Employer shall be eligible to receive a Performance Leveraged Stock Bonus and Personal Bonus.  Notwithstanding the foregoing provisions of this Section II, the Leadership Development and Compensation Committee may, prior to the end of any Performance Period, or Extended Performance Period for the Performance Leveraged Stock Bonus, exclude from or include in eligibility for participation under this compensation program with respect to such Performance Period, or

Extended Performance Period for the Performance Leveraged Stock Bonus, any executive grade level Employee of a Participating Employer.

III. RESTRICTED STOCK UNIT BONUS

3.1       Determination of Restricted Stock Unit Bonus—In General.  The Restricted Stock Unit Bonus shall be calculated by the Leadership Development and Compensation Committee as soon as reasonably practicable following the Performance Period.  Following such determination, grant of the Restricted Stock Unit Bonus shall be made to eligible Employees as soon as reasonably practicable, in accordance with Sections 3.3 and 3.4 below.

3.2       Separation of Employment and Payment of Restricted Stock Unit Bonus.  An eligible Employee shall not be entitled to payment of a Restricted Stock Unit Bonus as a result of any separation of employment, voluntary or involuntary except as provided in Section 6.2 below.

3.3       Form of Payment.  The amount of Restricted Stock Unit Bonus payable under this compensation program shall be paid in restricted stock units (payable in whole units only rounded down to the nearest share).  The restricted stock units shall have a three year vesting period, with one‑third of the restricted stock units vesting each year on the anniversary of the date of grant, all subject to the terms of the applicable award agreement.

IV. PERFORMANCE LEVERAGED STOCK BONUS

4.1       Determination of Performance Leveraged Stock—In General.  The Performance Leveraged Stock Bonus shall be calculated as soon as reasonably practicable after the Leadership Development and Compensation Committee determines the Performance Leveraged Stock Bonus Payout Factor as described in Section 4.3 below.  Following such determination, payment of the Performance Leveraged Stock Bonus shall be made to eligible Employees as soon as reasonably practicable, in accordance with Section 4.5 below.

4.2       Calculation of Performance Leveraged Stock Bonus.  The Performance Leveraged Stock Bonus equals the Target Performance Leveraged Stock Bonus times the Performance Leveraged Stock Bonus Payout Factor.

4.3       Calculation of the Performance Leveraged Stock Bonus Payout Factor.  The Performance Leveraged Stock Bonus Payout Factor will be the sum of the Market Payout Factor and the TSR Payout Factor:

(a)       “Market Payout Factor” means a percentage calculated as follows:  100 times the quotient of (i) the average closing price of Common Stock for the first 25 trading days on the New York Stock Exchange of the calendar year of the Extended Performance Period; divided by (ii) the average closing price of Common Stock for the last 25 trading days on the New York Stock Exchange of the  Extended Performance Period, as adjusted for stock splits or similar reorganizations.  The maximum Market Payout Factor shall be 150%.

(b)       “TSR Payout Factor” means a percentage calculated as follows:  two times the number of percentage points that the Relative Total Shareholder Return is above the 50th percentile, to a maximum of 50%.

4.4       Separation of Employment and Payment of Performance Leveraged Stock Bonus. Unless otherwise stated in this Section 4.4, an eligible Employee shall not be entitled to payment of a Performance Leveraged Stock Bonus on or after any separation of employment, voluntary or involuntary. In the event an eligible Employee separates employment from a Participating Employer prior to payment of the Performance Leveraged Stock Bonus as a result of Retirement, death, circumstances entitling eligible Employee to severance benefits of any kind, including but not limited to benefits under the Executive Severance Plan of Newmont (or any successor plan) or redundancy benefits, or circumstances entitling eligible Employee to long-term disability benefits of the Company, such eligible Employee is a Terminated Eligible Employee and shall receive a Performance Leveraged Stock Bonus calculated separately to the most recent fiscal quarter end for each of the outstanding awards, with each separate award pro-rated based on the time he or she was actually employed by a Participating Employer during the Extended Performance Period.

4.5       Form of Payment.  The amount of Performance Leveraged Stock Bonus payable under this compensation program shall be paid in Common Stock (payable in whole shares only rounded down to the nearest share).    Upon the payment of the Performance Leveraged Stock Bonus in Common Stock, an eligible Employee shall also be entitled to a cash payment equal to any dividends paid with respect to the Common Stock delivered for the Performance Leveraged Stock Bonus for the Extended Performance Period, minus any applicable taxes.

4.6       Timing of Payment.    Except as otherwise provided in section Section 4.4 above, payment of the Performance Leveraged Stock Bonus will be made as soon as reasonably practicable during the calendar year following the Extended Performance Period to which such Performance Leveraged Stock Bonus relates.

4.7       Performance Leveraged Stock Bonus for Newly Hired or Newly Promoted eligible Employees.  In the event an individual is hired as an eligible Employee, or promoted into an eligible Employee position, such eligible Employee may be eligible for payment of a pro-rated Performance Leveraged Stock Bonus, as determined in the sole discretion of the Company or the Leadership Development and Compensation Committee for Section 16 Officers, at each date of payment of a Performance Leveraged Stock Bonus after the date of hire or after the date of promotion.

V. PERSONAL BONUS

5.1       Determination of Personal Bonus—In General. At the end of each Performance Period, the Leadership Development and Compensation Committee will evaluate Section 16 Officer eligible Employees’ performance against relevant strategic objectives and award a Personal Bonus, up to the maximum amounts listed in Appendix B. The Leadership Development and Compensation Committee will seek the input of the Chief Executive Officer on the Personal Bonuses to be awarded to eligible Section 16 Officers Employees.  At the end of each Performance Period, the designated supervisor of a non-Section 16 Officer eligible Employee will evaluate the non-Section 16 Officer eligible Employee’s performance against relevant strategic objectives and award a Personal Bonus, up to the maximum amounts listed in Appendix B. Following such determination, payment of the Personal Bonus shall be made to eligible Employees as soon as reasonably practicable following the end of the applicable Performance Period, provided that such payment shall be made no later than the 15th day of the third month following the Performance Period to which such Personal Bonus relates.

5.2       Separation of Employment and Payment of Personal Bonus.  In the event an eligible Employee separates employment from a Participating Employer and is a Terminated Eligible Employee, the Personal Bonus shall be paid at 50% of the maximum level shown on Appendix B (with the exception that the calculation shall be based upon current rate of base salary, rather than eligible earnings), pro-rated for the time of employment during the Performance Period, and shall be paid as soon as practicable.  However, in the event that a Terminated Eligible Employee separates employment at the beginning of a calendar year before the bonus is paid for the prior calendar year, the Terminated Eligible Employee shall receive the actual payout according to Section V of this program, at the same time as all other actual payouts are delivered according to this program. If an eligible Employee is terminated between January 1 and March 31 of any calendar year, and entitled to benefits under the Severance Plan of Newmont or the Executive Severance Plan of Newmont, Employee shall not qualify for any bonus under this program for the period of January 1 to March 31 for the calendar year of the termination.    If an eligible Employee is not a Terminated Eligible Employee, eligible Employee shall not be entitled to payment of a Personal Bonus on or after any separation of employment, voluntary or involuntary.

VI. CHANGE OF CONTROL

6.1       Personal Bonus.  Upon a Change of Control (as defined in the AICP), each eligible Employee employed as of the date of the Change of Control,  shall become entitled to the payment of 50% of the maximum Personal Bonus if a Change of Control occurs between September 1 and December 31.  If a Change of Control occurs between January 1 and August 31 each eligible Employee employed as of the date of the Change of Control, shall become entitled to the payment of 50% of the maximum Personal Bonus pro-rated for partial service during the Performance Period.  The bonus payable in accordance with the provisions of this Section 6.1 shall be calculated and paid as soon as practicable following the date of the Change of Control.  Such payment shall be subject to the withholding of such amounts as Newmont Mining or a Participating Employer may determine is required to be withheld pursuant to any applicable federal, state or local law or regulation.  Upon the completion of such payment, eligible Employees shall have no further right to the payment of any bonus hereunder (other than any bonus payable hereunder with respect to a previous calendar year that has not yet been paid).  Payment of a bonus under this section along with any corporate bonus payable in the event of a Change of Control under the Newmont Section 16 Officer and Senior Executive Annual Incentive Compensation Program shall fully satisfy Section 3.02(a)(i)(B) of the 2012 Executive Change of Control Plan of Newmont and Section 3.02(a)(i)(B) of the Executive Change of Control Plan of Newmont and no further payments under Section 3.02(a)(i)(B) 2012 Executive Change of Control Plan or 3.02(a)(i)(B) of the Executive Change of Control Plan of Newmont shall be due.

6.2       Restricted Stock Unit Bonus. In the event of a Change of Control (as defined in the AICP) each Restricted Stock Unit Bonus for the current year shall immediately be granted at target level in the form of a restricted stock unit award vesting 1/3 on January 1 of the year immediately following the year in which the Change of Control occurred, and another 1/3 on each of the following two January 1 anniversaries.  The restricted stock unit award agreement shall provide for immediate vesting of all outstanding restricted stock units upon a termination of employment entitling the grantee to benefits under the applicable Executive Change of Control Plan of Newmont.

6.3       Performance Leveraged Stock Bonus.  In the event of a Change of Control (as defined in the Newmont Annual Incentive Compensation Program), each eligible Employee or a Terminated Eligible Employee who terminated employment on account of Retirement (all other Terminated Eligible Employees who terminated employment prior to the Change of Control shall be excluded), shall become entitled to the payment of a Performance Leveraged Stock Bonus for an Extended Performance Period.  The Performance Leveraged Stock Bonus shall be calculated in the manner stated in Section 4.2 above, with the exception that (i) the Extended Performance Period shall be deemed to end on the date of the Change of Control, (ii) the Change of Control Price shall be substituted for the average closing price of Common Stock for the fourth quarter of the last calendar year of the Extended Performance Period for purposes of section 4.3(a)(i) above, and (iii) the TSR Payout Factor will be based on Relative Total Shareholder Return utilizing the Change of Control Price as the final closing price of a share of Common Stock.  The Performance Leveraged Stock Bonus shall be paid out as follows: (A) the percentage of the Performance Leveraged Stock Bonus equal to the percentage of the Extended Performance Period that elapsed up to the Change of Control shall be paid in a number of shares of common stock of the acquiring or resulting corporation or any parent or subsidiary thereof or that may be issuable by another corporation that is a party to the transaction resulting in such Change of Control received in such transaction by holders of Common Stock (such common stock, “Acquirer Stock”) equal to (x) the number of shares of Acquirer Stock received by such a holder for each share of Common Stock held by such holder in such transaction multiplied by (y) the number of shares of Common Stock subject to such percentage of the Performance Leveraged Stock Bonus, or (B) if Acquirer Stock is not issued in connection with such transaction, cash in an amount equal to the Change of Control Price multiplied by the number of shares of Common Stock subject to such percentage of the Performance Leveraged Stock Bonus, within 5 days following the date of the Change of Control (provided,  however, that if such Change of Control does not constitute a change in the ownership or effective control of Newmont Mining or of a substantial portion of the assets of Newmont Mining, pursuant to Treasury Regulations Section

1.409A-3(i)(5) (a “409A CoC”), such percentage of the Performance Leveraged Stock Bonus shall be so paid when the Performance Leveraged Stock Bonus would otherwise have been paid in accordance with Article IV), and b) the percentage of the Performance Leveraged Stock Bonus equal to the percentage of the Extended Performance Period that did not elapse prior to the Change of Control shall be paid in the form of (A) restricted stock units covering a number of shares of Acquirer Stock equal to (x) the number of shares of Acquirer Stock received by a holder of Common Stock for each share of Common Stock held by such holder in such transaction multiplied by (y) the number of shares of Common Stock subject to such percentage of the Performance Leveraged Stock Bonus, that will have a vesting period equal to the Extended Performance Period otherwise remaining as of the date of the Change of Control, or (B) if Acquirer Stock is not issued in connection with such transaction, a deferred compensation arrangement with a balance initially equal to the Change of Control Price multiplied by the number of shares of Common Stock subject to such percentage of the Performance Leveraged Stock Bonus, that will have a vesting period equal to the Extended Performance Period otherwise remaining as of the date of the Change of Control and a value from time to time as if such initial balance were invested in such deemed investment as the Leadership Development and Compensation Committee as constituted before the Change of Control shall determine in its discretion.  The portion of the Performance Leveraged Stock Bonus described in clause (b) of the preceding sentence shall vest upon any termination of employment of the eligible Employee with a Participating Employer prior to the expiration of the vesting period, with the exception of voluntary termination or termination for Cause, as defined in Newmont Mining’s Executive Change of Control Plan.  Such portion shall be paid in cash within 5 days following vesting; provided,  however, that if such Change of Control does not constitute a 409A CoC, such portion, to the extent vested in accordance with this sentence, shall be so paid when they would otherwise have been paid in accordance with Article IV.

VII. GENERAL PROVISIONS

7.1       Administration. This compensation program shall be administered by the Leadership Development and Compensation Committee or its delegee.  All actions by Newmont Mining under this program shall be taken by the Leadership Development and Compensation Committee or its delegee.  The Leadership Development and Compensation Committee shall interpret the provisions of this program in its full and absolute discretion.  All determinations and actions of the Leadership Development and Compensation Committee with respect to this program shall be taken or made in its full and absolute discretion in accordance with the terms of this program and shall be final, binding and conclusive on all persons.

7.2       Plan Unfunded. This compensation program shall be unfunded and no trust or other funding mechanism shall be established for this program. All benefits to be paid pursuant to this program shall be paid by Newmont Mining or another Participating Employer from its respective general assets, and an eligible Employee or Terminated Eligible Employee (or his heir or devisee) shall not have any greater rights than a general, unsecured creditor against Newmont Mining or another Participating Employer, as applicable, for any amounts payable hereunder.

7.3       Amount Payable Upon Death of Employee.  If an eligible Employee who is entitled to payment hereunder dies after becoming eligible for payment but before receiving full payment of the amount due, or if an eligible Employee dies and becomes a Terminated Eligible Employee, all amounts due shall be paid as soon as practicable after the death of such eligible Employee or Terminated Eligible Employee to the beneficiary or beneficiaries designated by such eligible Employee or Terminated Eligible Employee to receive life insurance proceeds under Newmont Mining’s life insurance plan. In the absence of an effective beneficiary designation under such plan, any amount payable hereunder following the death of such eligible Employee or Terminated Eligible Employee shall be paid to his or her estate.

7.4       Reimbursement.    The Leadership Development and Compensation Committee, to the full extent permitted by governing law, shall have the discretion to require reimbursement of any portion of a Performance Leveraged Stock Bonus previously paid to an eligible Employee pursuant to the terms of this compensation program if: a) the amount of such Performance Leveraged Stock Bonus was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, and b) the amount of such Performance Leveraged Stock Bonus that would have been awarded to the eligible Employee had the financial results been reported as in the restatement would have been lower than the Performance Leveraged Stock Bonus actually awarded.  Additionally, the Leadership Development and Compensation Committee, to the full extent permitted by governing law, shall have the discretion to require reimbursement of any portion of a Restricted Stock Unit Bonus, Performance Leveraged Stock Bonus and Personal Bonus previously paid to an eligible Employee pursuant to the terms of this compensation program if the eligible employee is terminated for cause as defined in the Executive Change of Control Plan of Newmont.

7.5       Withholding Taxes.  All bonuses payable hereunder shall be subject to the withholding of such amounts as Newmont Mining or a Participating Employer may determine is required to be withheld pursuant to any applicable federal, state or local law or regulation.  The Leadership Development and Compensation Committee may, in its sole discretion, permit eligible Employees to satisfy withholding applicable to the portion of the bonus payable in shares of Common Stock or Performance Stock by causing Newmont Mining to withhold or sell the appropriate number of shares of Common Stock or Performance Stock from the bonus otherwise payable and to make the requisite withholding payments on behalf of the eligible Employee.

7.6       Issuance of Stock.  Shares of Common Stock and Performance Stock issued under this compensation program may be issued pursuant to the provisions of any stock plan of Newmont Mining or as otherwise determined in the sole discretion of the Leadership Development and Compensation Committee.  All awards under this compensation program that consist of Common Stock or that are valued in whole or in part by reference to, or are otherwise based on, Common Stock, shall be treated as made under the 2013 Stock Incentive Plan as well as this compensation program and thereby subject to the applicable terms and conditions of the 2013 Stock Incentive Compensation Plan.

7.7       General Operation and Amendment.  Notwithstanding anything contained in this compensation program to the contrary, this compensation program shall be administered and operated in accordance with any applicable laws and regulations including but not limited to laws affecting the timing of payment of any bonus under this compensation program.

7.8       Right of Offset.  To the extent permitted by applicable law, Newmont Mining or a Participating Employer may, in its sole discretion, apply any bonus payments otherwise due and payable under this compensation program against debts of an eligible Employee to Newmont Mining or an Affiliated Entity.  By accepting payments under this compensation program, all eligible Employees shall consent to the reduction of any compensation paid to the eligible Employee by Newmont Mining or an Affiliated Entity to the extent the eligible Employee receives an overpayment from this compensation program.

7.9       Termination and Amendment.  The Board may at any time amend, modify, suspend or terminate this compensation program; provided, however, that the Leadership Development and Compensation Committee may, consistent with its administrative powers, waive or adjust provisions of this compensation program as it determines necessary from time to time.  The Leadership Development and Compensation Committee may amend the terms of any award theretofore granted hereunder, but no such amendment shall be inconsistent with the terms and conditions of this compensation program or materially impair the previously accrued rights of the eligible Employee to whom such award was granted with respect to such award without his or her consent, except such an amendment made to cause this program or such award to comply with applicable law, tax rules, stock exchange rules or accounting rules.

7.10       Severability.  If any section, subsection or specific provision is found to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this compensation program, and this compensation program shall be construed and enforced as if such illegal and invalid provision had never been set forth in this compensation program.

7.11       No Right to Employment.  The establishment of this compensation program shall not be deemed to confer upon any eligible Employee any legal right to be employed by, or to be retained in the employ of, Newmont Mining, a Participating Employer or any Affiliated Entity, or to give any eligible Employee any right to receive any payment whatsoever, except as provided under this compensation program.  All eligible Employees shall remain subject to discharge from employment to the same extent as if this compensation program had never been adopted.

7.12       Transferability.  Any bonus payable hereunder is personal to the eligible Employee and may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of except by will or by the laws of descent and distribution.

7.13       Successors.  This compensation program shall be binding upon and inure to the benefit of Newmont Mining and eligible Employees and their respective heirs, representatives and successors.

7.14       Governing Law.  This compensation program and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado, unless superseded by federal law.

7.15       Section 409A.  It is the intention of Newmont Mining that awards and payments under this compensation program comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and Newmont Mining shall have complete discretion to interpret and construe this program and any related plan or agreement in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A.  If for any reason, such as imprecision in drafting, any provision of this program and/or any such plan or agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by Newmont Mining in a manner consistent with such intent, as determined in the discretion of Newmont Mining.  None of Newmont Mining nor any other Participating Employer shall be liable to any eligible Employee or any other person (i) if any provisions of this program do not satisfy an exemption from, or the conditions of, Code Section 409A, or (ii) as to any tax consequence expected, but not realized, by any eligible Employee or other person due to the receipt or payment of any award under this program.

APPENDIX A

Target Restricted Stock Unit Bonus

Grade	Dollars for CEO
E‑1	$2,383,333
Percentage of Base Salary for E3-E4
E-3 Executive Vice President, and Chief Operating Officer	116.7%
E‑3 Executive Vice President and Chief Financial Officer	116.7%
E-3 Executive Vice President Strategic Development	100%
E-3 All Other	90%
E‑4	55%

APPENDIX B

Maximum Personal Bonuses

Pay Grade	Maximum Personal Bonus as a Percentage of Base Salary (which constitutes the Eligible Earnings for the year as defined in the AICP)
E-1	90%
E-3 Executive Vice President and Chief Operating Officer	75%
E-3 Executive Vice President and Chief Financial Officer	60%
E-3 Executive Vice President Strategic Development	54%
E-3 All Other	51%
E-4	45%

APPENDIX C

Target Performance Leveraged Stock Bonus

Grade	Dollars for CEO
E‑1	$4,766,667
Percentage of Base Salary for E3-E4
E-3 Executive Vice President and Chief Operating Officer	233.3%
E‑3 Executive Vice President and Chief Financial Officer	233.3%
E‑3 Executive Vice President Strategic Development	200%
E-3 All Other	180%
E‑4	110%